Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
June 4, 2014

Nabors Expands Its Board, Appointing Dag Skattum as a Director

HAMILTON, Bermuda, June 4, 2014/PRNewswire — Nabors Industries Ltd. (NYSE:NBR) today announced that its Board of Directors has expanded the Board to eight members from the current seven and subsequently appointed Dag Skattum to fill the newly created vacancy.

Mr. Skattum currently serves as Managing Director of one thousand & one voices, a family-backed investment firm focused on Sub-Saharan African Investments, a position he has held since 2013.  Previously, Mr. Skattum served as Partner of TPG, a leading global private investment firm, based in London from 2007 until 2013. He began his career at JP Morgan, where he worked in London and New York from 1986 until 2007, serving most recently as Managing Director and Co-head of Global Mergers and Acquisitions.

Mr. Skattum serves on the Advisory Board of the UAMS Myeloma Institute for Research and Therapy, Little Rock, Arkansas; the Board of Trustees of Allegheny College; and the International Board of Directors of Right To Play, a global organization leveraging sports and play to support children in troubled parts of the world. Mr. Skattum received a B.A. in History from Allegheny College and an MBA from the Simon Graduate School of Business at the University of Rochester. Our largest shareholder recommended Mr. Skattum for nomination to the Board.

Tony Petrello, Nabors’ Chairman and CEO, commented, “Dag’s appointment to the Board reflects our ongoing commitment to adding qualified independent voices with diverse experience and backgrounds. His years of investment banking experience working with a variety of different industries and advising boards will provide valuable experience and insight. His appointment also reflects a collaborative approach with our shareholders. We are pleased to welcome Dag to the Board.”

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About Nabors Industries

Nabors owns and operates the world’s largest land-based drilling rig fleet and has one of the largest completion services and workover and well servicing rig fleets in North America. Our company is a leading provider of offshore platform workover and drilling rigs in the U.S. and multiple international markets. Nabors provides innovative drilling technology and equipment, directional drilling and comprehensive oilfield services in most of the significant oil and gas markets in the world.  For additional information about Nabors Industries, please visit our website at www.nabors.com.

MEDIA CONTACT: Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038

SOURCE: Nabors Industries Ltd.

To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.